Exhibit 99.1

Nationstar Mortgage Announces Results of Consent Solicitation to Amend Indenture

Lewisville, TX (September 4, 2012) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage loan servicer, announced today that its wholly-owned subsidiaries Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Issuers”) successfully completed the solicitation of consents to amend the indenture dated as of March 26, 2010, as further supplemented (the “Indenture”) from holders of record at 5:00 p.m., New York City time, on August 23, 2012 (the “Record Date”) of the Issuers’ 10.875% Senior Notes due 2015, CUSIP 63860U AB6 (the “Notes”).

The consent solicitation expired at 5:00 p.m., New York City time, on August 31, 2012 (the “Expiration Date”). Holders of the Notes who validly delivered their consent prior to the Expiration Date and did not revoke their consent prior to the execution of the supplemental indenture to the Indenture (the “Fifth Supplemental Indenture”) will receive a consent fee of $30 for each $1,000 principal amount of Notes for which consent was validly delivered and not validly revoked. The Issuers expect to pay the consent fee on September 5, 2012.

The Issuers received and accepted consents from holders of at least a majority of the aggregate principal amount of the Notes outstanding as of the Record Date. In accordance with the terms of the consent solicitation, on August 30, 2012, the Issuers, each of the guarantors party thereto and Wells Fargo Bank, National Association, the trustee under the Indenture, entered into the Fifth Supplemental Indenture, implementing the amendments. The terms of the Fifth Supplemental Indenture are effective with respect to all holders of the Notes, including non-consenting holders and all subsequent holders of the Notes.

As more fully described in the Consent Solicitation Statement dated as of August 24, 2102, the amendments conform the Indenture’s covenants to those covenants contained in the indenture governing the Issuers’ 9.625% Senior Notes due 2019. The amendments provide the Issuers with additional flexibility to raise additional debt financing and enter into other transactions.

Inquiries may be addressed to the Information and Tabulation Agent for the consent solicitation, D.F. King & Co., Inc., at +1 (800) 859-8509 (toll free) or +1 (212) 269-5550 (collect).

The Issuers retained Credit Suisse Securities (USA) LLC as Solicitation Agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to the Solicitation Agent at +1 (800) 820-1653 (toll free) or +1 (212) 538-2147 (collect).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar currently services over one million residential mortgages totaling $193 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling Nationstar to mitigate servicing portfolio run-off and improve credit performance for loan investors. Nationstar currently employs approximately 4,000 people, entirely based in the United States.